Exhibit 99.1

INTRAWARE ANNOUNCES THIRD QUARTER FISCAL YEAR 2005 FINANCIAL RESULTS

Company Achieves Outstanding SubscribeNet Customer Activity

ORINDA, Calif. - December 21, 2004 — Intraware, Inc. (Nasdaq:ITRA), the provider of digital delivery services that enable technology companies to manage complex customer entitlements, enhance visibility of customer activity and accelerate profits, today reported that the third quarter of fiscal year 2005 marks the strongest quarter in total booked SubscribeNet business in the company’s history.

Revenues for the third quarter of fiscal year 2005 were $2.5 million, compared to $2.6 million in the immediately preceding quarter.  Revenues for the year-earlier quarter were $2.5 million.  Revenues from total Online services and technology related to SubscribeNet services sales increased from $1.9 million in the second quarter of fiscal year 2005 to $2.0 million in the third quarter.  Alliance and reimbursement revenues decreased to $0.5 million in the third quarter of fiscal year 2005 from $0.7 million in the previous quarter.  Intraware’s third fiscal quarter has historically been the softest quarter with respect to Sun ONE and Sun Java System software sales generated by Intraware’s Sales Services division.

Gross profit margins in the third quarter of fiscal year 2005 were 54%, compared to 57% gross profit margins in the immediately preceding quarter and 59% gross margins in the year-earlier quarter.  Gross profit margins related to total Online services and technology revenues decreased from 63% in the second quarter of fiscal year 2005 to 60% in the third quarter, and gross profit margins related to Alliance and reimbursement revenues decreased from 39% to 33% in the same time period.  This decrease in total Online services and technology gross profit margins is primarily due to incremental investments made to support a larger support organization and infrastructure for the SubscribeNet service.  The decrease in Alliance and reimbursement gross profit margins is the result of softer Sun ONE and Sun Java System software sales, as noted above, and the sale of other lower margin third party products.

Net loss was $(0.8) million for the third quarter of fiscal year 2005, compared to a net loss of $(0.7) million for the second quarter, and a net loss of $(0.5) million in the year-earlier quarter.  Third quarter fiscal year 2005 net loss per share was $(0.01), which is consistent with the net loss per share in the year earlier quarter and the second quarter of fiscal year 2005.

Operating Highlights

Since the beginning of the third quarter of fiscal year 2005, Intraware has signed 29 SubscribeNet and professional services customer contracts.  The company has added five new SubscribeNet customers including Mapics, Inc., activePDF, Inc., Primavera Systems, Inc., and Kenai Systems, Inc.; renewed, extended, or provided additional technology solutions to ten existing SubscribeNet customers including Sybase, Inc., Business Objects SA, and Phoenix Technologies Ltd; and commenced fourteen professional services engagements with existing users of the SubscribeNet service such as PeopleSoft Inc. and Mentor Graphics Corporation.  During the third quarter, Intraware also entered into an alliance agreement with Hewlett Packard to resell SubscribeNet as part of the bundle of services that it provides to software publishers.

Intraware’s SubscribeNet customer base currently consists of 47 customers.  The total annual contract value of the SubscribeNet customer base is $8.1 million, which represents an increase of approximately $0.7 million from the end of the second quarter of fiscal year 2005.  The third quarter represents the strongest quarter in the company’s history in terms of booked business and incremental contract value growth from existing SubscribeNet customers.  Professional services revenues, which are not included in the total annual contract value calculation, continue to be a very strong growth driver for the company.  Intraware defines total annual contract value as, on any given date, the aggregate minimum annual service fees paid or payable by Intraware’s customers for services the company has contracted to provide during the then-current annual terms of the customers’ respective contracts with the company.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

The primary reason Intraware is able to continue to attract new customers and renew existing customers is because of the high caliber of the SubscribeNet service.  The company’s engineering team achieved several important product development milestones during the third quarter of fiscal year 2005.  The team completed significant upgrades to the web server, database and network infrastructure to provide improved scalability and session management.  The engineering staff also enhanced the SubscribeNet service with better license generation and management capabilities by enabling licenses to be generated and accessed at one time for all products purchased within a single order.  They also improved the export compliance management functionality of the service to support additional Bureau of Industry and Security software export classifications.  Lastly, the development team contributed to a customer implementation that involved the full breadth of Intraware’s integrated SubscribeNet services offerings — trial software registration, online store, channel partner support, licensing delivery and content localization.

“I am very encouraged by the extremely strong sales performance of the third quarter.” stated Peter Jackson, Chairman, Chief Executive Officer and President.  “We received some extraordinarily positive feedback from many of the customers who attended our SubscribeNet Users Group conference in November, and those comments were validated by the expanded contractual commitments made by some of those very customers.  The third quarter sales results should begin to translate to revenue growth and improvements in our bottom line as we complete fiscal year 2005 and move into the next fiscal year.”

Business Outlook

Intraware expects fourth quarter of fiscal year 2005 revenues to be $2.7 million to $3.1 million.  Net loss per share in the fourth quarter is expected to be $(0.01).

Revenues for the full fiscal year 2005, which ends on February 28, 2005, are expected to be between $10.7 million and $11.1 million.  The company expects net loss per share to be between $(0.03) and $(0.04) for full fiscal year 2005.

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss second quarter results on December 21, 2004 beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2698 and entering confirmation code 356192, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Standard Time on December 21, 2004, and can be accessed by dialing 719-457-0820 and entering confirmation code 356192.

About Intraware, Inc.

Intraware, Inc. is the provider of electronic software delivery and management services that enable technology companies to manage complex customer entitlements, enhance visibility of customer activity and accelerate profits. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware’s solutions power business-to-business technology providers including: PeopleSoft Inc., Xilinx Inc., RSA Security Inc., Business Objects S.A. and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888-446-8729 or 925-253-4500 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that the total annual contract value of the SubscribeNet customer base is currently $8.1 million; that the third quarter sales results should begin to translate to revenue growth and improvements in the company’s bottom line as it completes fiscal year 2005 and moves into the next fiscal year; that the company expects fourth quarter revenues to be $2.7 million to $3.1 million; that net loss per share in the fourth quarter is expected to be $(0.01); that the company expects revenues for the full fiscal year 2005 to be between $10.7 million and $11.1 million; that it expects net loss per share to be between $(0.03) and $(0.04) for the full fiscal year 2005; and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include lower than expected Alliance and reimbursement revenues due to softening demand for Sun Java System and Sun ONE software products; the concentration of a substantial portion of Intraware’s revenues in a small number of customers, which could make Intraware’s revenues vulnerable to unexpected cancellations due to mergers or other factors; the company’s failure to achieve or maintain profitability in future quarters due to lower than expected revenues or higher than expected expenses; any reduction in corporate technology spending due to terrorism, geopolitical events or macroeconomic factors; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies.  Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K for the 2004 fiscal year filed with the Securities and Exchange Commission (SEC) on May 5, 2004, and Intraware’s Form 10-Q for the second quarter of the 2005 fiscal year filed with the SEC on October 15, 2004.  Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2004 Intraware, Inc.  Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

INTRAWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended		For the nine months ended
	November 30, 2004	November 30, 2003	November 30, 2004	November 30, 2003

Revenues:
Online services and technology	$2,032	$1,661	$5,627	$4,901
Alliance and reimbursement	493	662	1,759	2,326
Related party online services and technology	4	114	542	346
Software product sales	—	89	42	291
Total revenues	2,529	2,526	7,970	7,864

Cost of revenues:
Online services and technology	820	545	2,086	1,804
Alliance and reimbursement	331	405	1,143	1,317
Software product sales	—	77	37	244
Total cost of revenues	1,151	1,027	3,266	3,365
Gross profit	1,378	1,499	4,704	4,499

Operating expenses:
Sales and marketing	756	573	2,330	2,037
Product development	383	560	1,195	2,236
General and administrative	1,107	845	2,798	2,502
Restructuring	(75)	—	(75)	—
Total operating expenses	2,171	1,978	6,248	6,775
Loss from operations	(793)	(479)	(1,544)	(2,276)
Interest expense	(24)	(40)	(79)	(170)
Interest and other income and expenses, net	50	21	92	47
Net loss	$(767)	$(498)	$(1,531)	$(2,399)
Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.04)
Weighted average shares - basic and diluted	60,361	58,491	60,032	54,726

INTRAWARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	November 30, 2004	February 29, 2004
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,145	$11,804
Accounts receivable, net	1,470	1,462
Costs of deferred revenue and prepaid licenses and services	335	214
Other current assets	543	317
Total current assets	12,493	13,797
Cost of deferred revenue, less current portion	72	43
Property and equipment, net	906	897
Other assets, less current portion	52	33
Total assets	$13,523	$14,770

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,018	$1,034
Accounts payable	786	577
Accrued expenses	826	928
Deferred revenue	2,302	2,035
Related party deferred revenue	6	648
Total current liabilities	4,938	5,222
Deferred revenue, less current portion	208	295
Notes payable, less current portion	319	766
Total liabilities	5,465	6,283
Contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized: Series A; 552 at November 30 and February 29, 2004 (aggregate liquidation preference of $1,000 at November 30 and February 29, 2004)	897	897
Total redeemable convertible preferred stock	897	897
Stockholders' equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 60,417 and 59,504 shares issued and outstanding at November 30 and February 29, 2004, respectively	6	6
Addtional paid-in-capital	163,145	163,043
Accumulated deficit	(155,990)	(154,459)
Total stockholders' equity	7,161	7,590
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$13,523	$14,770

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com